Exhibit 99.1
February 12, 2007
Via Overnight Delivery
Michael R. Cannon
8041 Golden Eagle Way
Pleasanton, CA 94588
Dear Mike:
This Letter Agreement (“this Agreement”) between you and Dell Inc. (“Dell”) will memorialize our mutual understanding of what will occur if you should separate from employment with Dell between your hire date and January 31, 2012. This agreement will expire on February 1, 2012 and thereafter your separation from Dell will occur pursuant to the Dell policies and procedures then in effect.
Entitlement to Severance
You will remain an at-will employee during the entire time you are employed by Dell, including during the term of this Agreement, and thereafter. Notwithstanding this, during the term of this Agreement, you will be entitled to severance in the amount listed in the Severance Table (below) for the applicable period in which your employment ends, if and only if: (1) you are involuntarily terminated from Dell without good cause, or (2) you resign from Dell with good reason. These terms will have the meaning ascribed to them below. Notwithstanding anything in this Agreement, you will not be entitled to any severance under the terms of this Agreement, should your employment with Dell end due to your (1) death or disability1, (2) resignation without good reason, or (3) termination for good cause.
Severance Table

If your termination date falls between:	Amount of Severance (less taxes and withholdings)
February 1, 2007 and January 31, 2008	$12 million
February 1, 2008 and January 31, 2009	$10 million
February 1, 2009 and January 31, 2010	$8 million
February 1, 2010 and January 31, 2011	$6 million
February 1, 2011 and January 31, 2012	$4 million

[1]	Any entitlement to benefits, or acceleration of stock units, stock options or cash award amounts, upon your death or permanent disability, will be determined by the terms and conditions of the Dell policies, plans and agreements applicable to those benefits, stock units, stock options and cash awards.
Dell Confidential

Michael R. Cannon Offer Letter
February 12, 2007

Definitions
You will be considered involuntarily terminated from Dell without good cause if Dell terminates your employment, during the term of this Agreement, for any reason other than: (a) a violation of your obligations regarding Dell’s confidentiality, proprietary information and trade secrets; (b) an act or omission by you resulting in your being charged with a criminal offense involving moral turpitude, dishonesty or breach of trust; (c) conduct by you which constitutes a felony or a plea of guilty or nolo contendere with respect to a felony under applicable law; (d) conduct by you that constitutes gross neglect; (e) your insubordination or refusal to implement directives of your manager; (f) your breach of a fiduciary duty to Dell, its affiliates or their shareholders; (g) your gross negligence in the performance of your job duties, (h) willful or repeated failure to perform your assigned job duties or duties under your agreements with Dell; (i) your chronic absenteeism; (j) Dell’s Senior Management’s determination that you violated Dell’s Code of Conduct or committed other acts of misconduct; or (k) Dell’s Senior Management determination that you have engaged in a violation or potential violation of state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex, or other prohibited discrimination).
You will be considered to have resigned from Dell with good reason if, during the term of this Agreement, you resign your employment with Dell within 15 days of receiving notice that, without your expressed or implied consent, Dell has: (1) substantially and materially reduced your job title or authority, (2) required that you report to anyone other than Dell’s Chief Executive Officer (“CEO”), (3) reduced your target cash compensation (base salary and target bonus) by more than 10%, unless the same reduction applies to other Section 16b Officers of Dell, or (4) materially breached its obligations to you under this Agreement. Notwithstanding any of the above, you will not be deemed to have satisfied the requirements of this paragraph, and thus will not be entitled to any severance under this Agreement, unless and until you provide Dell’s CEO with written notice of your intention to resign for a reason set forth above and give Dell’s CEO 15 days to cure.
Conditions to Receipt of Severance and Payment Terms
Notwithstanding anything above, in order for you to receive any severance under the terms of this Agreement, you will be required to: (1) execute a Settlement Agreement and Release in a form acceptable to Dell, which will include, among other things, a full release of all claims against Dell and it’s affiliates, a promise to not disparage Dell or its goodwill in any way, and a promise to fully cooperate with Dell in any claim or litigation which arise out of your employment with Dell, and (2) execute and fully comply with this Agreement, your Employment Agreement with Dell, and your Protection of Sensitive Information, Noncompeition and Nonsolicitation Agreement with Dell.
If severance is owed to you by Dell under the terms of this Agreement, Dell will pay the severance to you under the following payment terms:
- 50% of any severance owed will be paid, less applicable taxes and withholdings, within 15 business days of your separation from employment with Dell, assuming your full compliance with all terms and conditions of this Agreement, your Employment Agreement with Dell, and your Protection of Sensitive Information, Noncompeition and Nonsolicitation Agreement with Dell.
- 25% of any severance owed will be paid, less applicable taxes and withholdings, within 3 months of your separation from employment with Dell, assuming your full compliance with all terms and conditions

Dell Confidential	2

Michael R. Cannon Offer Letter
February 12, 2007

of this Agreement, your Employment Agreement with Dell, and your Protection of Sensitive Information, Noncompeition and Nonsolicitation Agreement with Dell.
- 25% of any severance owed will be paid, less applicable taxes and withholdings, within 6 months of your separation from employment with Dell, assuming your full compliance with all terms and conditions of this Agreement, your Employment Agreement with Dell, and your Protection of Sensitive Information, Noncompeition and Nonsolicitation Agreement with Dell.
Applicable Law and Venue
This Agreement shall be interpreted in all respects by the internal laws of the state of Texas, and the venue for the resolution of any disputes (location of any lawsuit) shall be solely in the state and federal courts of Williamson county, Texas.
If this Agreement is acceptable to you, please indicate your acceptance by signing and dating below and returning it to me no later than Friday, February 16, 2007.
Sincerely,
/s/Dominick DiCosimo
Dominick DiCosimo
Vice President, Global HR Operations
Accepted and Agreed to:

Date: 13 Feb 2007	/s/ Michael R. Cannon
Michael R. Cannon
Cc: Michael S. Dell
       Lawrence P. Tu
       Michael McLaughlin

Dell Confidential	3